DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Quasar Distributors, LLC (the “Distributor”), Provident Mutual Funds, Inc. (the “Fund Company”) and Provident Trust Company (the “Adviser”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund Company, on behalf of the Provident Trust Strategy Fund (the “Fund”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Amended and Restated Distribution Agreement between the parties effective as of September 10, 2019, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial term ending June 30, 2022 and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Directors (the “Board”) or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”), and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom). This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Board, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

QUASAR DISTRIBUTORS, LLC	PROVIDENT MUTUAL FUNDS, INC.
By: /s/ Mark Fairbanks	By: /s/ James Daley, CCO
Mark Fairbanks, Vice President	Name/Title

PROVIDENT TRUST COMPANY
By: /s/ James Daley, CCO
Name/Title